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                                                                    EXHIBIT 15.1

                                                                NOVEMBER 6, 1998

Homestead Village Incorporated:

We are aware that Homestead Village Incorporated has incorporated by reference in this Registration Statement its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated April 24, 1998, and its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated August 7, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Section 7 or 11 of the Act.

                                          Very truly yours,

                                          Arthur Andersen LLP